Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Signs JPT Group as an Authorized Dealer

Detroit, Michigan, September 8, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced the signing of JPT Group as a new authorized dealer.

Headquartered in San Jose, California, JPT Group possesses a deep understanding of the threats that afflict executives and their families, as well as the mounting challenges within workplaces and communities. Through cutting-edge innovation, unwavering collaboration, and an unyielding pursuit of excellence, their mission is to safeguard and enhance the well-being of clients. JPT Group’s clientele encompasses corporate leaders, board luminaries, high-profile individuals, and families of substantial means, as well as prestigious gated and non-gated communities.

“Our clients expect and deserve the best security technology available, today RAD is that technology,” said Tony Ramirez, Co-Founder & Chief Security Officer at JPT Group. “We’re excited to partner with an industry leader like RAD that is both an innovator and market disruptor. I expect that our clients will quickly embrace RAD’s solutions.”

“RAD continues to attract forward-looking dealers,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Regional dealers like JPT Group truly understand the challenges their clients face. It’s evident that throwing more security guards at an ongoing problem won’t result in an effective solution. This is precisely where RAD comes into play, reinforcing dealers in their mission to provide their clients with real, tailored security solutions.”

Ramirez added, “RAD’s ROSA could easily be deployed at a variety of client properties as a component of our Executive Protection Services. ROSA’s autonomous responses and alerts to suspicious activities are a clear force multiplier for our protection services, enhancing the safety of our personnel, our clients, and their properties.”

When it comes to demonstrating RAD solutions to clients and prospects, RAD authorized dealers must obtain a demonstration unit. Folmer emphasized, “The ROSA system, known for its seamless installation and user-friendly operation, serves as the ideal way for new dealers to showcase RAD’s distinctive ’security-in-a-box’ strategy.”

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be deployed in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published four Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About JPT Group Inc.

Founded by industry veterans with decades of combined experience, JPT Group is modernizing the security industry with a tech-integrated approach that pairs high-level executive protection with cutting edge smart security solutions. To learn more, visit www.jptsecurity.com.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz